Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 1, 2020 relating to the financial statements of DXC Technology Company and the effectiveness of DXC Technology Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of DXC Technology Company for the year ended March 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, VA

August 13, 2020